Exhibit 10.28
EMPLOYMENT AND NONCOMPETITION AGREEMENT
     AGREEMENT, dated this 24th day of November 2003, between Independence Community Bank Corp. (the “Corporation”), a Delaware corporation, Independence Community Bank (the “Bank”), a wholly owned subsidiary of the Corporation, and Harry P. Doherty (the “Executive”).
WITNESSETH
     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of November 24, 2003 (the “Merger Agreement”) between the Corporation and Staten Island Bancorp, Inc. (“SIB”), SIB shall, as of the Effective Time (as defined in the Merger Agreement), merge with and into the Corporation, so that the Corporation is the Surviving Company (as defined in the Merger Agreement);
     WHEREAS, prior to the consummation of the Merger, the Corporation and SIB will respectively cause the Bank and SI Bank & Trust (“SI Bank”) to enter into a merger agreement providing for the merger of SI Bank into the Bank;
     WHEREAS, the Executive is presently the Chairman and Chief Executive Officer of SIB and SI Bank;
     WHEREAS, the Executive has been with SIB since formation and with SI Bank since 1966;
     WHEREAS, the Executive has valuable knowledge with respect to SIB and SI Bank and could cause substantial harm to the Corporation and the Bank if he were to work for a competing entity following completion of the Merger;
     WHEREAS, the Corporation and the Bank (collectively, the “Employers”) desire to be ensured of the Executive’s continued active participation in the business of the Employers; and
     WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive’s agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive by the Employers in the event that his employment with the Employers is terminated under specified circumstances;
     NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

     1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:
     (a) Annual Compensation. The Executive’s “Annual Compensation” for purposes of this Agreement shall be deemed to mean the highest level of aggregate Base Salary and any cash bonus paid to the Executive by the Employers or any subsidiary thereof during the calendar year in which the Date of Termination occurs (determined on an annualized basis) or either of the two calendar years immediately preceding the calendar year in which the Date of Termination occurs.
     (b) Base Salary. “Base Salary” shall have the meaning set forth in Section 3(a) hereof.
     (c) Cause. “Cause” means, when used with respect to the termination of the employment of the Executive by the Employers, termination due to (i) the Executive’s willful and continued failure to substantially perform his employment duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness); (ii) gross negligence in the performance of the Executive’s duties; (iii) engagement in fraudulent or other illegal activity (including but not limited to embezzlement, theft, misappropriation of Employer funds, false entries in Employer records, or the improper acceptance of money, gifts or other items of value); or (iv) conviction of, or a plea of guilty or no contest to, a crime that constitutes a felony. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employers.
     (d) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (e) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination.
     (f) Disability. Termination by the Employers of the Executive’s employment based on “Disability” shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employers or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.
     (g) Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive based on:
(i)	Without the Executive’s express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the offices of Vice Chairman of the Board of Directors of the Corporation and Vice Chairman of the Board of Directors of the Bank, or a material adverse change made by the Employers in the Executive’s functions, duties or responsibilities as an officer of the Employers;
(ii)	Without the Executive’s express written consent, a reduction by either of the Employers in the Executive’s Base Salary as the same may be increased from time to time or, except to the extent permitted by Section 3(b) hereof, a reduction in the package of fringe benefits provided to the Executive, taken as a whole;

(iii)	Any purported termination of the Executive’s employment for Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (i) below;

(iv)	A material breach of this Agreement by either of the Employers, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Employers; or

(v)	The failure by the Employers to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 9 hereof.
     (h) IRS. IRS shall mean the Internal Revenue Service.
     (i) Notice of Termination. Any purported termination of the Executive’s employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers’ termination of the Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 10 hereof.
     (j) Retirement. “Retirement” shall mean voluntary termination by the Executive in accordance with the Employers’ retirement policies generally applicable to their salaried employees or after the attainment of age 65.
     2. Term of Employment.
     (a) The Employers hereby employ the Executive as Vice Chairman of the Boards of Directors of the Corporation and of the Bank, and the Executive hereby accepts said employment and agrees to render such services to the Employers on the terms and conditions set forth in this Agreement. Unless earlier terminated pursuant to Section 5 hereof, the term of employment under this Agreement shall be for three years commencing at the Effective Time of the Merger, as such terms are defined in the Merger Agreement (the “Employment Period”). The Executive shall report directly to the President and Chief Executive Officer of the Employers. This Agreement shall be null and void if the Effective Time of the Merger does not occur.
     (b) During the Employment Period, the Executive shall perform such executive services for the Employers as may be consistent with his title and from time to time assigned to him by the Employers’ Boards of Directors or the President and Chief Executive Officer of the Employers. It is anticipated that the duties of the Executive will include significant responsibilities with respect to the SI Bank & Trust Division of the Bank, including community and civic affairs, and in assisting the President and Chief Executive Officer of the Employers with respect to potential mergers and acquisitions of other financial institutions. The Executive shall use his best efforts to advance the interests of the Employers.
     (c) Throughout the Employment Period, the Board of Directors of the Bank shall nominate the Executive to be a director of the Bank when his term expires, subject to its fiduciary duties, and the Corporation agrees to approve his election as a director of the Bank. Throughout the Employment Period, the Board of Directors of the Corporation shall nominate the Executive to be a director of the Corporation when his term expires, subject to its fiduciary duties.
     3. Compensation and Benefits.
     (a) The Employers shall compensate and pay the Executive for his services during the Employment Period at a minimum base salary of $540,000 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Employers and may not be decreased without the Executive’s express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the Employment Period such bonus payments as may be determined by the Boards of Directors of the Employers.
     (b) During the Employment Period, the Executive and his spouse and other eligible dependents shall participate in, and be covered by, all of the health and other welfare benefit plans and programs that are made available from time to time by the Employers for the benefit of senior executives and/or other employees of the Employers, including but not limited to medical, dental, life and disability insurance (but excluding participation in any general severance policy, plan or program of the Employers), at no cost to the Executive; provided, that participation by the Executive in employee benefit plans of both Employers does not result in duplication of benefits. In addition, the Executive shall be eligible to participate in and receive the benefits of any pension or other retirement benefit plan (excluding the defined benefit pension plan), 401(k), profit sharing, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Employers, subject to the provisions in the Merger Agreement and provided that nothing herein shall require the Employers to grant any stock options or restricted stock awards to the Executive. The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.
     (c) During the Employment Period, the Executive shall also be entitled to receive the following benefits at no cost to the Executive: (1) the use of an automobile substantially comparable to the automobile currently provided to him by SI Bank, with all of the costs associated with such automobile, including but not limited to insurance, gas, maintenance, lease payments and residual payments, paid by the Employers; and (2) membership dues and fees at a country club mutually agreed to by the parties.
     (d) During the Employment Period, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers. The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.
     (e) In the event the Executive’s employment is terminated due to Disability or Retirement, the Employers shall provide continued life, medical and dental coverage substantially identical to the coverage maintained by the Employers for the Executive immediately prior to his termination. Such coverage shall cease upon the expiration of the otherwise remaining term of the Employment Period but for such Disability or Retirement.
     (f) The Executive’s compensation, benefits and expenses during the Employment Period shall be paid by the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on behalf of each respective Employer.
     4. Expenses. During the Employment Period, the Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, traveling expenses and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Employers. If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefore.
     5. Termination.
     (a) The Employers shall have the right, upon prior Notice of Termination, to terminate the Executive’s employment hereunder (1) at any time for Cause, and (2) subsequent to the one-year anniversary of the Effective Time of the Merger, for any reason, including without limitation termination for Disability or Retirement. In addition, the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder at any time for any reason.

     (b) In the event that (i) the Executive’s employment is terminated by the Employers for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits pursuant to Sections 3, 4 or 5 hereof for any period after the applicable Date of Termination.
     (c) In the event that the Executive’s employment is terminated as a result of Disability, Retirement or the Executive’s death during the Employment Period, the Executive shall have no right pursuant to Sections 3, 4 or 5 hereof to compensation or other benefits for any period after the applicable Date of Termination, except as provided for in Section 3(e) hereof.
     (d) In the event that (i) the Executive’s employment is terminated by the Employers for other than Cause, Disability, Retirement or the Executive’s death, or (ii) the Executive elects to terminate his employment for Good Reason, then the Employers shall
     (A) pay to the Executive, in either equal monthly installments beginning with the first business day of the month following the Date of Termination or in a lump sum within five business days of the Date of Termination (at the Executive’s election), a cash severance amount equal to the Annual Compensation the Executive would have received for the otherwise remaining term of the Employment Period, and
     (B) maintain and provide for a period ending at the earlier of (i) the otherwise remaining term of the Employment Period or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other employee benefit plans, programs and arrangements offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination, including the benefits specified in Section 3 hereof (excluding (x) stock option and restricted stock plans of the Employers, (y) bonuses and other items of cash compensation included in Annual Compensation, and (z) other benefits, or portions thereof, included in Annual Compensation), provided that in the event that the Executive’s participation in any plan, program or arrangement as provided in this subparagraph (B) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employers shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.
     6. Mitigation; Exclusivity of Benefits.
     (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 5(d)(B)(ii) hereof.
     (b) The specific arrangements referred to herein are not intended to exclude any other benefits (other than severance under the Employers’ general severance policy, plan or program) which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.
     7. Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.
     8. Noncompetition and Nonsolicitation Provisions.
     (a) The Executive agrees that during the 24-month period following the Employment Period (the “Non-Compete Period”), the Executive will not, directly or indirectly, (i) become a director, officer, employee, shareholder, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in New York City, New York, or any of Bronx, Kings, Nassau, Queens, Richmond, Rockland, Suffolk or Westchester Counties in the State of New York, or any of Bergen, Essex, Hudson, Middlesex, Ocean, Passaic or Union Counties in the State of New Jersey (collectively, the “Restricted Territory”), or any other entity whose business in the Restricted Territory materially competes with the depository, lending or other business activities of the Corporation or its subsidiaries or affiliates (in each case, a “Competing Business”), provided, however, that this provision shall not prohibit the Executive from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of the Corporation or any of its subsidiaries to leave the employment of such entities, or (iii) solicit (whether by mail, telephone, personal meeting or any other means) any customer of the Corporation or any of its subsidiaries to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with the Corporation or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between the Corporation or its subsidiaries and any such customers.
     (b) In consideration of the obligations and commitments of the Executive under this Section 8, the Corporation shall pay to the Executive an amount equal to $500,000 per year during the Non-Compete Period, payable in monthly installments on the first business day of each month during the Non-Compete Period.
     (c) Notwithstanding any other provision hereof, the Executive agrees to treat as confidential all information (excluding, however, information contained in publicly available reports filed by the Corporation or its subsidiaries with any governmental entity and information published or disclosed to the public by a third party) concerning the records, properties, books, contracts, commitments and affairs of the Corporation and/or its subsidiaries and affiliates, including but not limited to, information regarding accounts, shareholders, finances, strategies, marketing, customers and potential customers (their identities, preferences, likes and dislikes) and other information of a similar nature not available to the public.
     (d) It is the intention of the parties hereto that the provisions of this Section 8 shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of this Section 8. The covenants in Section 8(a) of this Agreement with respect to the Restricted Territory shall be deemed to be separate covenants with respect to each city and county in the Restricted Territory, and should any court of competent jurisdiction conclude or find that this Section 8 or any portion is not enforceable with respect to any city or county in the Restricted Territory, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to any other city or county in the Restricted Territory. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Section 8 shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Section 8 in order to render the same valid and enforceable.
     (e) The Executive acknowledges that the Corporation would not have entered into the Merger Agreement or intend to consummate the Merger unless the Executive had, among other things, entered into Section 8(a) of this Agreement. Any breach of Section 8 of this Agreement will result in irreparable damage to the Corporation for which the Corporation will not have an adequate remedy at law. In addition to any other remedies and damages available to the Corporation, the Executive further acknowledges that the Corporation shall be entitled to injunctive relief hereunder to enjoin any breach of Section 8 of this Agreement, and the parties hereby consent to an injunction in favor of the Corporation by any court of competent jurisdiction, without prejudice to any other right or remedy to which the Corporation may be entitled. The Executive represents and acknowledges that, in light of his experience and capabilities, the Executive can obtain employment with other than a Competing Business or in a business engaged in other lines and/or of a different nature than those engaged in by the Corporation or its subsidiaries or affiliates, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. In the event of a breach of Section 8 of this Agreement by the Executive, the Executive acknowledges that in addition to or in lieu of the Corporation seeking injunctive relief, the Corporation may also seek to recoup in a judicial proceeding any or all amounts paid by the Corporation to the Executive pursuant to Section 8(b) hereof. Each of the remedies available to the Corporation in the event of a breach by the Executive shall be cumulative and not mutually exclusive.
     9. Assignability. The Employers may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which either of the Employers may transfer all or substantially all of its respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.
     10. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Corporation:	Secretary
Independence Community Bank Corp.
195 Montague Street
Brooklyn, New York 11201

To the Bank:	Secretary
Independence Community Bank
195 Montague Street
Brooklyn, New York 11201

To the Executive:	Harry P. Doherty
(at the address shown in the Employers’ records)
     11. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     12. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of New York, without regard to the conflicts of laws provisions thereof.
     13. Nature of Obligations. Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.
     14. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.
     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     17. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359. In the event of the Executive’s termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease regardless of whether the Executive remains in the employ of the Corporation following such termination. Furthermore, following such termination for Cause, the Executive will not, directly or indirectly, influence or participate in the affairs or the operations of the Bank.
     18. Payment of Costs and Legal Fees and Reinstatement of Benefits. In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of all reasonable legal fees incurred by the Executive in resolving such dispute or controversy.
     19. Entire Agreement. This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. All prior agreements between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:	INDEPENDENCE COMMUNITY BANK CORP.

	By:	/s/Alan H. Fishman

Attest:	INDEPENDENCE COMMUNITY BANK

	By:	/s/Alan H. Fishman

EXECUTIVE

By:	/s/Harry P. Doherty
Harry P. Doherty